UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2022

ONCOSEC MEDICAL INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54318	98-0573252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 North Main Street, Pennington, NJ	08534-2218
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 662-6732

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ONCS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2022, the Board of Directors (the “Board”) of OncoSec Medical Incorporated (the “Company”) approved the appointment of Robert H. Arch, Ph.D., as the Company’s President and Chief Executive Officer, effective May 2, 2022.

Dr. Arch, 56, has served as an independent consultant to various pharmaceutical and biotechnology companies since July 2021. Previously, Dr. Arch served as Head of Research at Elpiscience Biopharma, Ltd. from October 2019 to June 2021 and Head of the Liver Disease Department at China Novartis Institutes for BioMedical Research from February 2017 to October 2019. Dr. Arch’s leadership roles have been focused on shaping strong teams and building diversified research and development pipelines with innovative assets, from ideas to late-stage clinical development programs. Dr. Arch’s career over 28 years extends from academia to the pharmaceutical industry, including positions at Novartis, Takeda, GlaxoSmithKline, and Pfizer. Dr. Arch’s expertise in basic research and drug development includes chronic liver disease, cancer, immuno-oncology, respiratory disease, and inflammatory disorders. Dr. Arch holds a Ph.D. in Germany from the University of Wuerzburg and the German Cancer Research Center (the “DKFZ”), Heidelberg. After postdoctoral training at the DKFZ and the University of Chicago, Dr. Arch started his independent career as a faculty member in the Departments of Medicine and Pathology & Immunology at Washington University in Saint Louis. Dr. Arch is an author on more than 40 publications and book chapters and co-inventor on several patents for clinical-stage assets.

In connection with Dr. Arch’s appointment as the Company’s President and Chief Executive Officer, the Company entered into an executive employment agreement, dated April 28, 2022, and effective as of May 2, 2022 (the “Employment Agreement”), with Dr. Arch that governs the terms of Dr. Arch’s employment with the Company. The Employment Agreement provides that Dr. Arch will be entitled to an initial annual base salary of $505,000 and will be eligible to receive an annual bonus of up to 40% of his annual base salary, with a pro-rated annual bonus for fiscal year 2022, based on the achievement of certain performance goals. The Employment Agreement also provides that Dr. Arch will be eligible to receive a signing bonus equal to $150,000, payable in three installments over Dr. Arch’s first year of employment, provided that Dr. Arch is employed on each applicable installment date. In connection with his appointment, the Company granted Dr. Arch non-qualified stock options to purchase 700,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on May 2, 2022, as an inducement material to Dr. Arch entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4), which grant was made outside of the Company’s 2011 Stock Incentive Plan. The stock options will vest quarterly, commencing on the first completed calendar quarter after the date of grant, subject to Dr. Arch’s continuous service with the Company through each such vesting date.

If Dr. Arch’s employment is terminated by the Company without cause, or if Dr. Arch terminates his employment with the Company for good reason, Dr. Arch will be entitled to a payment equal to (i) six months base salary, if such termination occurs during Dr. Arch’s first year of employment; (ii) nine months base salary, if such termination occurs during Dr. Arch’s second year of employment; or (iii) twelve months base salary, if such termination occurs after Dr. Arch’s second year of employment.

Dr. Arch will also be eligible to participate in the Company’s 2011 Stock Incentive Plan and other benefits available to the Company’s executive officers. In addition, the Company will enter into an indemnification agreement with Dr. Arch on terms substantially similar to the terms of the form of indemnification agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 29, 2015.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

There are no family relationships between Dr. Arch and any director or executive officer of the Company. There are no transactions between Dr. Arch and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On April 28, 2022, the Company issued a press release announcing Dr. Arch’s appointment as the Company’s President and Chief Financial Officer. The full text of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

10.1	Executive Employment Agreement between OncoSec Medical Incorporated and Robert H. Arch, dated April 28, 2022.

99.1	Press release dated April 29, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2022	OncoSec Medical Incorporated

	By:	/s/ Kevin Smith
	Name:	Kevin Smith
	Title:	Interim President and Chief Executive Officer